EXHIBIT 10-1

                             Arrow Electronics, Inc.
                           2004 Omnibus Incentive Plan
           Non-Employee Director Restricted Stock Unit Award Agreement


Grantee:

Grant Date:

Number of Restricted
Stock Units:

THIS NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT (the "Agreement") dated as of ________, 200__ is between Arrow Electronics, Inc., a New York Corporation (the "Company") and [Name] (the "Grantee"). In consideration of mutual promises and covenants made in this Agreement and the mutual benefits to be derived from this Agreement, the Company and Grantee agree as follows:

Subject to the provisions of this Agreement and the provisions of the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan (the "Plan"), the Company hereby grants to the Grantee the number of restricted stock units shown above (the "Restricted Stock Units") as of __________, 200___ (the "Grant Date"). Each Restricted Stock Unit constitutes a "Non-Employee Director Award" under Article 13 of the Plan with respect to one share of Common Stock. Capitalized terms used and not defined in this Agreement have the meanings given to them in the Plan.

     1) Vesting - Subject to the provisions of Section 5(a) of this Agreement, the Restricted Stock Units will become non-forfeitable on the one-year anniversary of the Grant Date or at the next annual meeting of the shareholders of the Company if earlier.

     2) Restriction Period - The Restriction Period is the time between the Grant Date and the one-year anniversary of the date on which the Grantee's service on the Board terminates.

     3) Rights of Shareholder -The Grantee shall not be entitled to any privileges of ownership of shares of Common Stock with respect to these Restricted Stock Units unless and until shares of Common Stock are actually delivered to the grantee pursuant to this Agreement.

     4) Dividends - In the event that dividends are paid, the Grantee will be credited as of the date each such dividend is paid with additional Restricted Stock Units having a value equal to the aggregate amount of the dividend that would have been paid with respect to the Grantee's Restricted Stock Units if they had been actual shares of Common Stock, based on the Fair Market value of a share of Common Stock on the applicable dividend payment date. Such additional Restricted Stock Units shall also be credited with additional Restricted Stock Units as dividends are paid therafter, and shall be subject to the same restrictions and conditions as the Restricted Stock Unit with respect to which they were credited.


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5) Forfeiture and Settlement of Units -

     a. The Restricted Stock Units shall be forfeited if the service of the Grantee on the Board is terminated for any reason prior to the one-year anniversary of the Grant Date or the next annual shareholders meeting if earlier: provided, however, that if the Grantee's service on the Board terminates by any reason of the Grantee's death or Disability, the Restricted Stock Units shall become non-forfeitable and will be settled as soon as practicable after the date of death or Disability. In the event of the Grantee's death (whether while the Grantee is a member of the Board or after such membership has terminated), such settlement shall be by delivery to the Grantee's beneficiary or beneficiaries (as determined under the Plan), as soon as practicable after the date of such death, of a number of shares of Common Stock equal to the number of Restricted Stock Units. If the Grantee has failed to designate a beneficiary, or if the designated beneficiary of the Grantee dies before the Grantee or before the complete payment of the amounts distributable under this Agreement, the amounts to be paid under this Agreement shall be paid to the legal representative or representatives of the estate of the last to die of the Grantee and the beneficiary.

     b. Unless earlier forfeited or settled pursuant to Section 5(a) of this Agreement, Restricted Stock Units shall be settled at the end of the Restricted Period. Each Restricted Stock Unit settled pursuant to this
          Section 5 shall be settled by delivery of one share of Common Stock. Any fractional Restricted Stock Units shall be rounded to the nearest whole number.

6) Change of Control and Corporate Events - Notwithstanding any other provision of this Agreement, in the event of a Change of Control, all outstanding Restricted Stock Units held by the Grantee on the effective date of the Change of Control, whether or not then vested, shall be settled as soon as practicable after the Change of Control by payment to the Grantee of an amount in cash equal to the Fair Market Value of a share of Common Stock on the date of the Change of Control times the number of such Restricted Stock Units. In the event of any change of capitalization or other event described in Section 4.4 of the Plan, the Restricted Stock Units shall be adjusted pursuant to the terms of such Section 4.4 of the Plan.


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7)   Transferability - Except as otherwise determined by the Board, Restricted
     Stock Units granted under this agreement are not transferable by Grantee, whether voluntary or involuntary, by operation of law or otherwise, during the Restriction Period, except as provided in the Plan. Any assignment, pledge, transfer or other disposition, voluntary or involuntary, of these Restricted Stock Units made, or attachment, execution, garnishment, or lien issued against or placed upon the Restricted Stock Units, shall be void.

8) Administration - This Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board may adopt for administration of the Plan. It is expressly understood that the Board is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon Grantee. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

9)   Miscellaneous -

     a. This Agreement shall not confer upon Grantee any right to continue as a member of the Board, nor shall this Agreement interfere in any way with the right of the Company's stockholder's to terminate the Grantee's Board service at any time.

     b. This Agreement shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchange, as may be required.

     c. To the extent not preempted by Federal Law, this Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware.

     d. This Agreement may only be amended or terminated by a writing executed by both parties hereto.

     e. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

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IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Grantee has hereunto set the Grantee's hand.


                             Arrow Electronics, Inc.


                                            By:
                                                --------------------------------


                                            Grantee:

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